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                     November 30, 2022

       R. Andrew White
       Chief Executive Officer, President and Director
       Mercury Ecommerce Acquisition Corp
       3737 Buffalo Speedway, Suite 1750
       Houston, Texas 77098

                                                        Re: Mercury Ecommerce
Acquisition Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 17,
2022
                                                            File No. 001-40679

       Dear R. Andrew White:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Tonya Mitchem Grindon